Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces 2009 Second Quarter Results

Company Commences $0.05 Quarterly Dividend
Company Also Announces Completion of New Building in Texas
BRENTWOOD, Tenn., (August 6, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the second quarter and six months ended June 30, 2009.
Dividend
The Board of Directors has approved the payment of a $0.05 per share dividend commencing with the quarter ended June 30, 2009. The cash dividend is payable on August 30 to stockholders of record on August 17, 2009. The third quarter dividend will be payable in October to stockholders of record on September 30, 2009.
Highlights for Second Quarter 2009
Key Highlights for the second quarter of 2009 compared to the second quarter of 2008 include the following:
•	Revenue increased 7.3% to $76.1 million in 2009 compared to $70.8 million in 2008.

•	Occupancy increased to 76.6% in 2009 compared to 74.7% in the second quarter of 2008 and 75.9% in the first quarter of 2009.

•	Medicare rates increased 5.6% compared to 2008 as a result of annual inflation adjustments and the acuity levels of Medicare patients in our nursing centers.

•	Medicaid rates increased 5.2% in 2009 compared to 2008 as a result of rate increases in certain states and increasing patient acuity levels.

•	Professional liability expense was $3.0 million in 2009, compared to $1.4 million in 2008, an increase in expense of $1.6 million.

•	Net income from continuing operations was $0.9 million in 2009 up $0.2 million from 2008, or $0.15 per diluted common share compared to $0.11 per diluted common share in 2008.

•	Funds provided by operations were $4.8 million in 2009 compared to $2.7 million in the second quarter of 2008.
The Company also announced that construction of Brentwood Terrace Healthcare and Rehabilitation Center, a 119 bed skilled nursing facility in Paris, Texas, was completed and the residents expected to move from the old facility to Brentwood Terrace in August 2009, at which time the old facility will be closed. The new facility replaces an existing 102 bed facility.

CEO Remarks
William R. Council, III, noted, “We continue to record excellent comparable and sequential quarterly results in a difficult economy. One of our most important measurements is funds provided from operations which were $4.8 million, a 75% increase over the 2008 comparable quarter. Our net income is a highly variable figure because of adjustments to the professional liability, which can fluctuate from quarter to quarter.
“After careful review of our flow of funds from operations together with our capital expenditures for improving facilities and other funding needs, the Board believes it is appropriate to initiate cash dividends. This action is to reward our patient and loyal stockholders and to enhance the value of their equity.”
Mr. Council continued, “In the four years since we embarked upon a renovation program we have completed improvements on 11 nursing centers. In the second quarter of 2009 compared to the last twelve months prior to commencement of the renovation, 11 centers for which renovations were completed prior to the beginning of the quarter, the average occupancy increased from 66.5% to 73.6% and the Medicare daily census increased from a total of 118 to 147. We also measure our renovated facilities performance by looking at the annual return on the capital invested in the projects. The average return on investment for the completed renovations was 39%. We are very pleased with the completion of the Brentwood Terrace replacement facility in Paris, Texas, with completion on time and under budget.”
Other Highlights for the Second Quarter 2009
Revenues increased to $76.1 million in 2009 from $70.8 million in 2008, an increase of $5.3 million, or 7.3%. This increase is primarily due to increased Medicaid rates in certain states, increased Medicaid census, and Medicare rate increases, partially offset by the effects of lower Medicare census.
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended
	June 30,
	2009	2008
Skilled nursing occupancy	76.6%	74.7%
Medicare census as percent of total	13.2%	13.9%
Managed care census as percent of total	1.2%	1.3%
Medicare revenues as percent of total	31.5%	32.1%
Medicaid revenues as percent of total	53.7%	52.7%
Managed care revenue as percent of total	2.5%	2.6%
Medicare average rate per day	$401.29	$380.01
Medicaid average rate per day	$145.22	$138.05
Managed care average rate per day	$371.16	$336.18
The Company’s average rate per day for Medicare Part A patients increased 5.6% in 2009 compared to 2008 as a result of annual inflation adjustments and the acuity levels of Medicare patients in its nursing centers, as indicated by RUG level scores, which were higher in 2009 than in 2008. The Company’s average rate per day for Medicaid patients increased 5.2% in 2009 compared to 2008 as a result of rate increases in certain states and increasing patient acuity levels.

The Company remains focused on controlling expenses. Key expense items for second quarter include:
•	The Company continues to maintain a wage freeze for senior management and reduced wage increases for other employees.

•	Operating expense increased to $59.4 million in 2009 from $56.0 million in 2008, an increase of $3.4 million, or 6.1%. Operating expense decreased to 78.1% of revenue in 2009, compared to 79.0% of revenue in 2008.

•	The largest component of operating expenses is wages, which increased to $35.2 million in 2009 from $33.3 million in 2008, an increase of $1.9 million, or 5.7%.

•	Cash expenditures for professional liability costs were $0.7 million in 2009 compared to $1.9 million for 2008. Payments in 2009 were lower than originally scheduled as certain payments totaling $0.4 million that were originally scheduled to be made in June were inadvertently delayed until early July.

•	Employee health insurance costs were approximately $0.4 million higher in 2009 compared to 2008.

•	Bad debt expense was $0.2 million higher in 2009 compared to 2008.

•	Workers compensation insurance expense decreased approximately $0.8 million in 2009.

•	General and administrative expense increased to $4.8 million in 2009 from $4.6 million in 2008, an increase of $0.2 million or 3.3%. As a percentage of revenue, general and administrative expense decreased to 6.3% in 2009 from 6.6% in 2008.
Note Receivable
On June 30, 2009, the Company collected the balance due on a note receivable denominated in Canadian dollars issued in the sale of its Canadian subsidiary in 2004, receiving cash payments totaling approximately $4.2 million during the second quarter. In accordance with the Company’s bank term loan agreement, $1.8 million of these proceeds were paid on the principal balance of long term debt obligations.
Revenue and Income Highlights for Six Months
Revenue increased to $149.8 million in 2009 from $142.3 million in 2008, an increase of $7.5 million, or 5.3%. This increase is primarily due to increased Medicaid rates in certain states, Medicare rate increases, and increased Medicaid census, partially offset by the effects of lower Medicare census.
Income from continuing operations before income taxes was $2.1 million for six months ended June 30, 2009 compared to $5.8 million for the same period in 2008. The provision for income taxes was $0.8 million in 2009 compared to $2.0 million in 2008. The diluted income per common share from continuing operations was $0.20 and $0.61 for 2009 and 2008, respectively.
Facility Renovation Update
During 2005, Advocat began an initiative to complete strategic renovations of certain facilities to improve occupancy, quality of care and profitability. Management developed a plan to begin with those facilities with the greatest potential for benefit, and began the renovation program during the third quarter of 2005. As of June 30, 2009, renovation projects have been completed at eleven facilities, and work has commenced on projects at two additional nursing centers, including a 15 bed expansion at one nursing center. Plans for additional renovation projects are in development.
A total of $15.9 million has been spent on these renovation programs to date, with $10.0 million financed through Omega, $4.8 million financed with internally generated cash, and $1.1 million financed with long-term debt. The amounts financed by Omega have resulted in increased rent and are not reflected as capital expenditures. In May 2009, Omega agreed to provide an additional $5.0 million to fund renovations to several nursing centers we lease from them under the same terms as prior funding commitments totaling $10.0 million. Renovation spending financed under these commitments result in increased rent and are not reflected as capital expenditures.
A table is included with this press release summarizing operating results at renovated nursing centers.
Conference Call Information
A conference call has been scheduled for Friday, August 7, 2009 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss second quarter 2009 results.
The conference call information is as follows:

Date:	Friday, August 7, 2009
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-679-8040 (domestic) or 617-213-4851 (International)
Passcode:	76835620
The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PFMCWRM7U
A replay of the conference call will be accessible two hours after its completion through August 13, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 91342045.

FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect the Company’s current views with respect to future events and present its estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made herein. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to arrange appropriate financing and successfully construct and operate the replacement facility for the recently acquired facility in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$12,101	$7,598
Receivables, net	25,018	23,503
Current portion of note receivable	—	466
Deferred income taxes	4,095	3,967
Other current assets	4,431	3,345

Total current assets	45,645	38,879

Property and equipment, net	42,284	37,456
Deferred income taxes	14,259	13,899
Note receivable, net	—	3,486
Acquired leasehold interest, net	9,957	10,149
Other assets, net	2,862	3,040

TOTAL ASSETS	$115,007	$106,909

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$3,325	$2,238
Trade accounts payable	5,351	4,600
Accrued expenses:
Payroll and employee benefits	11,309	9,545
Current portion of self-insurance reserves	7,751	6,469
Other current liabilities	4,662	5,142

Total current liabilities	32,398	27,994
Noncurrent Liabilities
Long-term debt, less current portion	26,134	30,172
Self-insurance reserves, less current portion	11,861	10,212
Other noncurrent liabilities	18,462	13,089

Total noncurrent liabilities	56,457	53,473

PREFERRED STOCK	7,042	7,891

SHAREHOLDERS’ EQUITY	19,110	17,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,007	$106,909

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
PATIENT REVENUES, NET	$76,051	$70,845	$149,809	$142,311

EXPENSES:
Operating	59,398	55,999	117,628	111,535
Lease	5,785	5,746	11,561	11,450
Professional liability	2,955	1,401	6,197	358
General and administrative	4,801	4,647	9,374	9,206
Depreciation and amortization	1,475	1,317	2,884	2,559

	74,414	69,110	147,644	135,108

OPERATING INCOME	1,637	1,735	2,165	7,203

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	276	62	191	(167)
Other income	—	—	549	—
Interest income	79	120	154	280
Interest expense	(485)	(703)	(967)	(1,534)

	(130)	(521)	(73)	(1,421)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,507	1,214	2,092	5,782
PROVISION (BENEFIT) FOR INCOME TAXES	(570)	(505)	(792)	(1,972)

NET INCOME FROM CONTINUING OPERATIONS	937	709	1,300	3,810
DISCONTINUED OPERATIONS:
Operating loss, net of tax benefit of $3, $12, $3 and $19, respectively	(7)	(19)	(7)	(31)

NET INCOME	930	690	1,293	3,779
PREFERRED STOCK DIVIDENDS	86	86	172	172

NET INCOME FOR COMMON STOCK	$844	$604	$1,121	$3,607

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.15	$0.11	$0.20	$0.64
Loss from discontinued operations	—	—	—	(0.01)

	$0.15	$0.11	$0.20	$0.63

Per common share — diluted
Income from continuing operations	$0.15	$0.11	$0.20	$0.61
Loss from discontinued operations	—	(0.01)	—	—

	$0.15	$0.10	$0.20	$0.61

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,676	5,676	5,674	5,715

Diluted	5,746	5,906	5,738	5,947

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008
NET INCOME	$930	$690	$363	$1,293	$3,779
Discontinued operations	(7)	(19)	—	(7)	(31)

Net income from continuing operations	937	709	363	1,300	3,810
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,475	1,317	1,409	2,884	2,559
Provision for doubtful accounts	637	467	804	1,441	1,023
Deferred income tax provision (benefit)	(694)	151	206	(488)	(47)
Provision (benefit) for self-insured professional liability, net of cash payments	2,098	(618)	1,017	3,115	(2,031)
Stock-based compensation	170	233	224	394	411
Amortization of deferred balances	95	101	95	190	230
Provision for leases in excess of cash payments	326	451	328	654	917
Noncash gain on settlement of contingent liability	—	—	(549)	(549)	—
Other	(293)	(98)	61	(232)	98

FUNDS PROVIDED BY OPERATIONS	$4,751	$2,713	$3,958	$8,709	$6,970

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$4,751	$2,713	3,958	8,709	$6,970
Changes in other assets and liabilities affecting operating activities:
Receivables, net	(1,053)	1,746	(1,903)	(2,956)	1,423
Prepaid expenses and other assets	949	(1,019)	(864)	85	(691)
Trade accounts payable and accrued expenses	(801)	(1,454)	1,996	1,195	(3,219)

Net cash provided by operating activities of continuing operations	$3,846	$1,986	$3,187	$7,033	$4,483

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
JUNE 30, 2009
(Unaudited)

			For the Three Months Ended June 30, 2009
								Medicare	Medicaid
			Skilled					Room and	Room and
			Nursing				2009	Board	Board
	As of		Weighted	Occupancy			Q2	Revenue	Revenue
	June 30, 2009		Average	(Note 1)			Revenue	PPD	PPD
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	2009	2009
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 2)	(Note 3)	(Note 3)

Alabama	711	704	615	86.5%	87.3%	14.3%	$11.7	$408.11	$163.27
Arkansas	1,311	1,183	943	72.0%	79.7%	15.2%	15.2	374.41	137.34
Florida	502	462	399	79.5%	86.4%	9.6%	7.8	416.52	177.44
Kentucky (Note 4)	775	742	660	85.2%	89.0%	12.7%	12.7	413.01	168.39
Tennessee	617	586	488	79.1%	83.3%	16.0%	8.5	382.27	138.32
Texas	1,857	1,655	1,314	70.8%	79.4%	11.7%	19.8	422.04	120.17

Total	5,773	5,332	4,419	76.6%	82.9%	13.2%	$75.7	$401.29	$145.22

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations.

Note 2:	Total revenue for regions excludes approximately $0.4 million of ancillary services and other revenue for the three month period ended June 30, 2009.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
JUNE 30, 2009
(Unaudited)

	Occupancy(1)		Medicare Average Daily Census
	Q2	LTM(2)	Q2	LTM(2)
Renovation Completion Date	2009	Prior	2009	Prior
1st renovation — January 2006	86.8%	64.9%	14.4	8.1
2nd renovation — July 2006	71.8%	71.2%	14.0	12.3
3rd renovation — August 2006	63.3%	45.1%	9.1	5.3
4th renovation — October 2006	82.8%	71.9%	11.7	8.6
5th renovation — February 2007	65.1%	56.2%	10.8	8.0
6th renovation — April 2007	50.8%	47.5%	10.9	12.7
7th renovation — July 2007	86.8%	85.0%	16.3	17.4
8th renovation — January 2008	67.5%	50.9%	14.8	8.9
9th renovation — October 2008	87.3%	83.0%	18.4	17.2
10th renovation — November 2008	88.3%	80.8%	14.5	12.2
11th renovation — March 2009	59.0%	62.5%	12.6	7.0

Total	73.6%	66.5%	147.5	117.7

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
###